Exhibit 99.1

Crown Holdings Completes $1 Billion Refinancing

PHILADELPHIA, Sept. 1 /PRNewswire-FirstCall/ — Crown Holdings, Inc. (NYSE: CCK), announced today that it has completed its previously announced refinancing plan. The $1.05 billion refinancing consists of the sale of euro 350 million of 6.25% first priority senior secured notes due 2011 and a new $625 million senior secured credit facility which includes a $500 million revolving and letter of credit facility due in 2010 and a $125 million term loan facility due in 2011. The proceeds from the refinancing are being used to refinance the Company’s existing senior secured credit facility and pay fees and expenses associated with the refinancing.

Alan W. Rutherford, Crown’s Executive Vice President and Chief Financial Officer, commented, “This transaction has enabled the Company to lock in attractive longer term fixed rate debt and reduced spreads to Libor on the senior secured credit facilities in what we believe is a rising interest rate environment. Additionally, the Company’s net U.S. dollar exposure in Europe on its funded debt and its floating rate debt have been reduced.”

Mr. Rutherford continued, “We are extremely pleased that the credit markets have responded to our offer so enthusiastically. Most of the Company’s near-term debt maturities have been extended to 2010 or beyond, and we have substantially enhanced our long-term liquidity. The terms of the new senior secured credit facility also improve the Company’s financial and operating flexibility. At the same time, we continue to focus on our strategic goal of generating free cash flow and delevering the balance sheet.”

While the refinancing is not expected to have a material effect on the Company’s net cash interest cost, the Company will record a non-cash charge of approximately $32 million (approximately $30 million after-tax or $0.18 per diluted share) in the third quarter to write off unamortized fees related to the refinanced debt.

The senior secured notes were issued in a private placement and resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The senior secured notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful. Additional information regarding the refinancing can be obtained in Company SEC filings.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.